EXHIBIT 10.19.1

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made as of the 16th day of December, 2008, by and between CBC NATIONAL BANK (formerly known as and currently doing business as FIRST NATIONAL BANK OF NASSAU COUNTY), a national banking association (the “Employer”), and Charles K. Wagner, Jr.,, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Employer and the Executive previously entered into an employment agreement, dated September 4, 2007 (the “Agreement”).  The Employer and the Executive desire to amend the Agreement for compliance with Section 409A of the Internal Revenue Code of 1986.

In consideration of the Executive’s continued employment by the Employer and the mutual agreements hereinafter set forth, the parties hereby agree to amend the Agreement, effective January 1, 2009, as follows:

1.      By adding the following as flush language to the end of the existing Section 3.2:

“For purposes of this Section 3.2 and Section 3.3., the Executive shall be deemed to have terminated employment only if he has a termination of the employment where either (i) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Section 409A of the Internal Revenue Code (the ‘Code’) (collectively, the ‘Service Recipient’) or (ii) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding either a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract or any other decrease permitted under Code Section 409A) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).”

2.      By adding the following to the end of the existing Section 3.3.1:

“The pro rata payment of the incentive compensation under Section 4.2 will be paid within thirty (30) days following the last day of the calendar quarter in which the Executive’s termination of employment occurs.”

3.      By adding the following new Section 4.8:

“4.8   Reimbursements.  All expenses eligible for reimbursement under this Section 4 must be incurred by the Executive during the Term to be eligible for reimbursement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.  The right to a reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.”

4.      By inserting the following immediately before the period at the end of the existing Section 16:

“; provided, however, that demand by the prevailing party shall be made no more than thirty (30) days following the final resolution of such litigation and the other party shall pay such costs and expenses to the prevailing party by the fifteenth (15th) day of the third (3rd) month following the final resolution of such litigation”

Except as specifically amended hereby the Agreement will remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this First Amendment as of the date first shown above.

CBC NATIONAL BANK

By:	/s/ Suellen Garner
Signature
Title

Suellen Garner
Print Name

Chariman
Title

/s/ Charles K. Wagner
Charles K. Wagner